SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(A) of
the Securities Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
Chaparral Resources, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.0001 per share

	(2)	Aggregate number of securities to which transaction applies:

15,283,801 shares of Common Stock

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Fee Rate Advisory #5 for Fiscal Year 2006 issued by the Securities and Exchange Commission on November 23, 2005, the amount of the filing fee was determined by multiplying $0.000107 by the transaction value. The transaction value was determined by multiplying 15,283,801 shares of common stock, par value $0.0001 per share, of Chaparral Resources, Inc. by $5.80 per share. The number of shares of common stock is equal to the total number of outstanding shares of common stock of Chaparral Resources, Inc. entitled to receive the merger consideration.

	(4)	Proposed maximum aggregate value of transaction:

$88,646,045.80

	(5)	Total fee paid:

$9,485.13

☑	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(4)	Date Filed:

CHAPARRAL

CHAPARRAL RESOURCES, INC.
2 Gannett Drive, Suite 418
White Plains, NY 10604
(914) 694-5717

SUPPLEMENTAL PROXY MATERIALS
Special Meeting of Stockholders
September 29, 2006

This document supplements, and should be read in conjunction with, the proxy statement of Chaparral Resources, Inc. dated August 25, 2006, as amended on August 29, 2006 and September 6, 2006. The purpose of this supplement is to provide an update of recent developments to our stockholders so that our stockholders can take these developments into account when making a decision regarding whether to support the merger between Chaparral and LUKOIL or to exercise appraisal rights, and to supplement the disclosure in the “SPECIAL FACTORS — Background of the Merger” section of the proxy statement. This supplement is being mailed on or about September 20, 2006 to all stockholders entitled to vote at the special meeting.

Except as specifically amended or supplemented by the information contained in this supplement, all information set forth in the definitive proxy statement, as previously amended, remains accurate and should be considered in casting your vote by proxy or in person at the special meeting.

It is important to the special committee that your shares be represented at the special meeting, whether or not you plan to attend personally. Please read the proxy statement, as amended, including this supplemental material. Then, please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You do not have to take any action if you previously submitted a proxy and do not wish to change your vote. If you wish to revoke a proxy previously submitted, you may do so by following the procedures described in the proxy statement under the heading “THE SPECIAL MEETING — Revocability of Proxies.”

If you would like another copy of the definitive proxy statement, the September 6, 2006 amendment or a proxy card, you may obtain one free of charge by calling our proxy solicitor, Georgeson Shareholder Communications, toll free at 1-866-800-7519 or by calling us at 1-866-559-3822. In addition, the proxy statement and amendments and supplements thereto have been filed with the Securities and Exchange Commission under cover of Schedule 14A, and are available free of charge on our website at www.chaparralresources.com.

RECENT DEVELOPMENTS

Update to Drilling Program

On August 1, 2006, our board of directors held a meeting in London. During this meeting, Mr. Zilbermints informed the members of the special committee that ZAO Karakudukmunay (“KKM”) had secured one drilling rig from Upetrom-Foserko Kazakhstan LLC, which was expected to mobilize during the month of August, and two drilling rigs from Nabors Drilling International Limited, with expected mobilization dates in September 2006. Entry into these agreements was publicly announced on August 8, 2006. We estimate that these agreements will enable the drilling of 10 wells during the remainder of 2006. We expect a total capital investment at the Karakuduk field of $58 million during 2006, including a drilling program of approximately $25 million. We plan to drill 35 wells during 2007 as part of a capital investment program of $95 million. A copy of the August 8, 2006 press release announcing the entry into the new agreements and the anticipated capital investments for 2006 and 2007 is attached to this supplemental proxy material as Exhibit A and is incorporated herein by this reference.

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Special Committee’s Request for Additional Information

On September 11, 2006, the special committee of the board of directors of Chaparral requested that LUKOIL immediately provide additional financial and operational information regarding Chaparral to the special committee for evaluation by the special committee and its legal and financial advisors. This request was made in light of recent developments, including (1) new information provided by LUKOIL and Chaparral during discovery in connection with the class action suits described under “THE MERGER — Litigation Relating to the Merger” in the definitive proxy statement, as amended, including preliminary drafts of field development budgets dated April 1, 2006 and July 1, 2006, and (2) information presented at the meeting of the board of directors of Chaparral on August 1, 2006 related to future field development which is described above. The special committee’s request for additional materials was made pursuant to Sections 3.4, 5.4 and 6.3(a) of the merger agreement. A copy of the request letter is attached to this supplemental proxy material as Exhibit B and is incorporated herein by this reference.

At this time, the special committee is not in a position to determine whether any of the additional information that it has requested from LUKOIL will be material or will cause the special committee to alter its recommendation that Chaparral stockholders vote in favor of the merger. The special committee together with its legal advisors and Petrie Parkman expects to promptly review and evaluate any information received from LUKOIL to, among other things, assess the materiality of the information. In addition, the special committee has requested that Petrie Parkman make a proposal to update their fairness opinion in light of any material information regarding Chaparral that the special committee receives from LUKOIL in response to its September 11, 2006 request. At this time, the special committee has not received such proposal from Petrie Parkman.

SPECIAL FACTORS

The following disclosure supplements the disclosure under the “SPECIAL FACTORS — Background of the Merger” section of the proxy statement, which begins on page 8 of the proxy statement.

On or about February 21, 2006, Mr. Movsumov increased LUKOIL’s offer from $5.50 per share to $5.65 per share. This offer was rejected by the special committee on February 24, 2006 because the special committee thought the price offered by LUKOIL continued to be too low.

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EXHIBIT A

Chaparral Resources, Inc. Announces Update on Operations and Proposed Merger

WHITE PLAINS, NEW YORK, August 8, 2006 — Chaparral Resources, Inc. (OTCBB: CHAR) (the “Company”) today announced second quarter financial results as well as an update on its current operations and the proposed merger with LUKOIL Overseas Holding Limited (“Lukoil”).

The Company reported net income of $11.13 million, or 29 cents per share, for the quarter ended June 30, 2006, compared to $6.60 million, or 17 cents per share, for the quarter ended June 30, 2005. For the six months ended June 30, 2006 the Company reported net income of $20.99 million, or 55 cents per share, compared to $10.44 million, or 27 cents per share in 2005. The higher net income in 2006 is the result of increased revenues due to higher oil prices and sales volumes, partially offset by increased taxes and minority interests.

Revenues were $61.31 million for the second quarter of 2006 compared with $33.16 million for the second quarter of 2005. The $28.15 million increase is due to a $19.85 million positive price variance and a $8.30 million positive volume variance. During the second quarter of 2006 we sold approximately 992,000 barrels at an average of $61.80 per barrel compared with 793,500 barrels at an average of $41.79 per barrel in 2005.

The increased revenues have been partially offset by Excess Profits Tax payable in the republic of Kazakhstan of $9.57 million in the quarter ended June 30, 2006 compared with no tax payable in the corresponding period of 2005. The Company has also incurred increased income tax expense of $11.79 million in the second quarter of 2006 compared with $5.08 million in the second quarter of 2005.

On January 24, 2006 the Company announced a suspension of its drilling program following the unexpected decision of Oil & Gas Drilling and Exploration of Krakow (“OGEC”) to demobilize their drilling rig. The Company is pleased to announce that two new contracts have now been signed to recommence drilling operations. We have reached an agreement with Upetrom-Foserco Kazakhsan LLC. to supply one drilling rig and an agreement with Nabors Industries Ltd. to supply two drilling rigs to recommence drilling operations. The first rig is expected to be mobilized in August and the two Nabors rigs during September 2006. The Company estimates that these agreements will enable the drilling of 10 wells during the remainder of 2006. We expect a total capital investment at the Karakuduk field of $58 million during 2006, including a drilling program of approximately $25 million. The Company plans to drill 35 wells during 2007 as part of a capital investment program of $95 million.

Current production levels are approximately 11,850 barrels per day, net of royalties, compared to an average for the six months to June 30, 2006 of approximately 11,350 barrels per day. By the end of the year the Company forecast that production will be approximately 16,000 barrels per day, net of royalties.

Boris Zilbermints, Chief Executive Officer of Chaparral, commented, “I am pleased to report that significant efforts and hard work to mitigate the effect of the suspension of drilling operations at the Karakuduk field have resulted in JSC Karakudukmunay being able to secure as many as three drilling rigs. The Company is now able to accelerate the drilling program such that the overall results for the year are not projected to be impacted significantly by this suspension.”

On March 13, 2006 the Company announced that it had entered into a definitive agreement with Lukoil to effect a merger into a wholly owned subsidiary of Lukoil. On the effective date of the merger, all issued and outstanding common stock of Chaparral would be exchanged for $5.80 per share in cash. The transaction had been expected to complete in June 2006. On May 1, 2006 the Company filed a Preliminary Proxy Statement on form PREM14A and details of the transaction on Schedule 13E3 as part of the merger process with the Securities Exchange Commission (“SEC”). Subsequent amendments to these forms were filed with the SEC on June 19, 2006. The SEC is continuing their review of these amended forms. Once this review process is complete the Company expects to circulate the proxy statements to all stockholders of record and announce the date of a formal stockholders meeting. The Company does not expect this date to be before the beginning of September 2006.

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The Company is pleased to report that all regulatory consents required in the Republic of Kazakhstan for the merger have now been received.

Following the announcement of the merger the Company reported four class action law suits commenced by stockholders against Chaparral, LUKOIL and our board of directors attempting to enjoin the merger and seek unspecified damages. Three of the cases being pursued in Delaware were consolidated on March 31, 2006 (“the Delaware case”). The remaining litigation is being pursued in New York (“the New York case”). Defendants in the Delaware case have agreed to keep the plaintiffs apprised of the expected date of mailing of the definitive proxy statement and to give plaintiffs notice at least 14 calendar days prior to the mailing of the definitive proxy statement, to supply plaintiffs with the text of the definitive proxy statement at the soonest practicable date, and not to schedule the vote on the merger transaction less than 30 calendar days after the mailing of the definitive proxy statement. Parties to the New York case have agreed that defendants have until August 31, 2006 to respond to that suit. The Company continues to actively defend these cases.

Chaparral Resources, Inc. is an oil and gas development and production company. The Company’s only operating asset is its participation in the development of the Karakuduk Field, in the Republic of Kazakhstan, through KKM, which is the operating company. The Company has directly and indirectly a 60% ownership interest in KKM with the other 40% ownership interest being held by Caspian Investments Resources Limited (“Caspian”). Caspian, an indirect subsidiary of OAO LUKOIL (“LUKOIL”), holds a majority interest in the Company. LUKOIL is one of the world’s leading vertically integrated oil & gas companies. The main activities of LUKOIL are exploration and production of oil & gas, production of petroleum products and petrochemicals, and marketing of these outputs. Most of the LUKOIL’s exploration and production activity is located in Russia, and its main resource base is in Western Siberia and most of the production is sold on the international market. LUKOIL petroleum products are sold in Russia, Eastern Europe, CIS countries and the USA. LUKOIL is the second largest private oil Company worldwide by proven hydrocarbon reserves. It has around 1.3% of global oil reserves and 2.1% of global oil production. LUKOIL dominates the Russian energy sector, with 18% of total Russian oil production and 18% of total Russian oil refining.

FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of management, and are subject to significant risks and uncertainties. The actual future performance, developments and/or results of the Company may differ materially from any or all of the forward-looking statements, which include current expectations, estimates and projections, in all or part attributable to general economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the corporation, including oil prices, imprecision of reserve estimates, drilling risks, future production of gas and oil, rates of inflation, changes in future costs and expenses related to the activities involving the exploration, development, production and transportation of oil, hedging, financing availability and other risks related to financial activities, environmental and geopolitical risks and the timing of the merger with Lukoil. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the SEC. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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EXHIBIT B

The Special Committee of Chaparral Resources Inc.
2 Gannett Drive, Suite 418
White Plains, NY 10604
(914) 694-5717

September 11, 2006

By Federal Express

LUKOIL Overseas Holding Ltd.
1 Bolshaya Ordynka, Moscow 115035
Russian Federation
Attention: Mr. Andrei Kuzyaev, President

Re:	In re: Chaparral Resources, Inc. Shareholders Litigation; Consolidated C.A. No. 2001-N; In the Court of Chancery of the State of Delaware in and for the New Castle County

Dear Mr. Kuzyaev:

In light of recent developments, including new information provided by LUKOIL Overseas Holding Ltd. (“LUKOIL”) and Chaparral Resources, Inc. (the “Company”) in discovery in the above-referenced shareholder litigation, the Special Committee of Chaparral Resources, Inc. (the “Special Committee”) now requests that it be immediately provided the following additional information which will in turn be forwarded to our financial and legal advisors for their review and consideration. For your reference, we have referred below to relevant documents already produced in the litigation. Please consider this letter as a formal request for the following information under Sections 3.4, 5.4, and 6.3(a) of the Agreement and Plan of Merger:

•	All work programs or budgets prepared by ZAO Karakudukmunay (“KKM”) (e.g., CHAP005072-5101);

•	All plans, budgets and/or investment programs for the Karakuduk Field (the “Field”), whether prepared by LUKOIL or KKM (e.g., CHAP022296-22349);

•	All budgets taking into account the absence of a drilling rig for any part of 2006 and any plans for subsequently employing one or more rigs, whether prepared by LUKOIL or KKM;

•	All documents relating to the termination of Oil & Gas Exploration Company Cracow Ltd.’s (“OGEC”) drilling contract in the Field, including but not limited to any economic analysis of the impact on KKM and/or the Company of the termination of OGEC’s drilling contract in the Field, such as any report accompanying the conclusions of R. F. Aslamov, Manager of KKM’s Department of Economics and Finance (see LUKI004519);

•	Any production forecasts and/or cash flow analyses showing the impact of increased drilling on KKM and/or the Company, if any;

•	Presentations or other documents prepared by or exchanged with LUKOIL’s Special Project Team concerning KKM, the Company, and/or the Field;

•	Presentations or other documents prepared by or exchanged with OAO Lukoil’s Investment Committee concerning KKM, the Company, and/or the Field;

•	Documents concerning prospective loan facilities to replace any of KKM and/or the Company’s existing loan facilities, including but not limited to the KKM loan facility with BNP Paribas;

•	Progress reports concerning the Field (e.g., CHAP022723-22866);

•	Well drilling schedules for the Field (e.g., LUKI006525-6531);

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•	Documents prepared by and/or received from the Republic of Kazakhstan State Mineral Reserves Commission concerning the Field (e.g., LUKI004712-4735);

•	Any plans prepared by Nelson Resources Limited adopted or followed by LUKOIL for the Field, KKM, and/or the Company in FY2006;

•	Any reserve studies, reports and presentations concerning the Field by Miller and Lents, Ltd., NIPINeftegas, or any others;

•	Any plans to employ more rigs in the Field and/or timetables reflecting such plans;

•	Communications between Nabors Drilling International Ltd. and/or Upetrom-Foserko Kazakhstan LLP and KKM and/or LUKOIL about the provision of drilling services for the Field and expected spud dates;

•	Any plans or other documents reflecting expected completion of the rail line from the Field to the port of Aktau;

•	Materials prepared by or provided to Aton Capital for use in valuing the Company;

•	Any background information, supporting documents, and/or drafts concerning “Progress Report on the Karakudukmunai Project as of July 1, 2006” (CHAP022649-22704) and “Progress Report on the Karakudukmunai Project as of April 1, 2006” (CHAP022723-22866); and

•	“Order No. 10 of 1/11/2006” referenced in “Progress Report on the Karakudukmunai Project as of July 1, 2006” and “Progress Report on the Karakudukmunai Project as of April 1, 2006.”

We appreciate your immediate attention to this matter. Please provide all responsive information on a rolling basis as it becomes available, so that we and our advisors may begin immediately reviewing and considering the materials. Please contact us with any questions.

Very truly yours,

/s/  Peter G. Dilling

/s/  Alan D. Berlin

Peter G. Dilling, Chairman
Alan D. Berlin
Special Committee of Chaparral Resources, Inc.

cc:	Mr. Boris Zilbermints (bzilbermints@lukoil-overseas.kz)
Mr. Dmitri Timoshenko (dtimoshenko@lukoil-overseas.ru)
Mr. Oktay Movsumov (omovsumov@lukoil-overseas.ru)
Mr. Aleksandr A. Sashin (asashin@lukoil-overseas.ru)
LUKOIL Overseas Holding Ltd.
1 Bolshaya Ordynka, Moscow 115035
Russian Federation

Mr. Charles Talbot (c.talbot@nelsonresources.co.uk)
Commonwealth & British Services Ltd.
18 Hanover Square
London W1S1HX
England

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Mr. Richard J. Wilkie (rwilkie@akingump.com)

Mr. Brian A. Konradi (bkonradi@akingump.com)
Akin Gump Strauss Hauer & Feld LLP
Ducat Place II
7 Gasheka Street, Moscow 123056
Russian Federation

Mr. Paul R. Bessette (pbessette@akingump.com)
Mr. Michael J. Biles (mbiles@akingump.com)
Mr. Christopher W. Ahart (cahart@akingump.com)
Akin Gump Strauss Hauer & Feld LLP
300 West 6th St., Suite 2100
Austin, TX 78701

Mr. Mark Carmain (mcarmain@ppchouston.com)
Petrie Parkman & Co.
600 Travis, Suite 7400
Houston, Texas 77002

Mr. Charles W. Schwartz (schwartz@skadden.com)
Ms. Heather Lohman (hlohman@skadden.com)
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002

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